UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2025

DIAMONDBACK ENERGY, INC.

(Exact name of registrant as specified in its charter)

DE	001-35700	45-4502447
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 West Texas Ave. Suite 100 Midland, TX	79701
(Address of principal executive offices)	(Zip Code)

(432) 221-7400

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	FANG	The Nasdaq Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

Diamondback Energy, Inc. (“Diamondback”) has entered into a letter agreement with SGF FANG Holdings, LP (“SGF”), dated November 28, 2025, which provides SGF with the right, but not the obligation, to sell up to 3,000,000 shares of Diamondback common stock to Diamondback per calendar quarter through December 31, 2026 at the most recent NASDAQ closing price prior to any such transaction, subject to certain terms and conditions set forth in the letter agreement. Pursuant to the letter agreement, on November 28, 2025, Diamondback agreed to repurchase 2,000,000 shares of its common stock held by SGF at the most recent NASDAQ closing price of $152.59 per share. Repurchases under the letter agreement are pursuant to Diamondback’s existing share repurchase program, and have been approved by the audit committee of Diamondback’s Board of Directors. Including the 2,000,000 shares currently being repurchased from SGF, as of the filing of this Current Report on Form 8-K, Diamondback has repurchased a total of 2,886,280 shares since September 30, 2025 for a total cost of $432 million, leaving approximately $2.7 billion available under its $8 billion share repurchase authorization, in each case excluding excise tax. The letter agreement does not affect SGF’s ability to dispose of its Diamondback shares through other means, including registered offerings and open market sales, to the extent permitted under its stockholder agreement with Diamondback.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIAMONDBACK ENERGY, INC.

Date:	December 1, 2025
		By:	/s/ Teresa L. Dick
		Name:	Teresa L. Dick
		Title:	Executive Vice President, Chief Accounting Officer and Assistant Secretary